Tessera Confidential

Exhibit 10.12

First Amendment to

Limited TCCtm License Agreement

This First Amendment to the Limited License Agreement (“First Amendment”) is entered into as of October 1, 2000, (“First Amendment Effective Date”) between Tessera, Inc., a corporation organized under the laws of Delaware (“Tessera”) and Intel Corporation, a corporation organized under the laws of Delaware (hereinafter “Licensee”) and amends the Limited TCC License Agreement (“License Agreement”) entered into by and between the parties having an Effective Date of October 22, 1996.

WHEREAS, the parties desire to change the periods in which royalties are calculated and reported under the License Agreement; and

WHEREAS, the parties desire to amend the Agreement to incorporate such changed reporting requirements.

Paragraph V, Licensee Reports and Payment, is amended by deleting Paragraphs A and B and replacing them with the following new paragraph A:

A. Quarterly Royalty Reports and Semiannually Royalty Payments. Beginning on the First Amendment Effective Date, royalties shall be calculated in quarterly reporting periods ending March 31, June 30, September 30 and December 31 of each year. Beginning with the first such reporting period, Licensee shall deliver a written report within thirty (30) days from the end of each reporting period, describing the basis upon which royalties have been calculated and the total royalty due Tessera for the applicable reporting period. The payment of royalties from Licensee to Tessera under this Paragraph shall be made on a semi-annual basis, within forty-five (45) days after March 31 and September 30 each year, and shall be considered to be made as of the day on which such payments are received in Tessera’s designated bank account. All payments under this Paragraph shall be made in US Dollars by wire transfer to Union Bank of California, 99 Almaden Blvd., San Jose, CA 95113, Account Name: Tessera, Account No.: 6450148359, Routing No. 122000496, International Swift Code: BOFCUS33MPK, or such other bank or account as Tessera may from time to time designate in writing.

Except as modified by this First Amendment, the remaining terms and conditions of the Agreement are unchanged and apply with equal force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this First Amendment by their duly authorized representatives as of the date first above written.

Tessera, Inc.		Intel Corporation

By:	/s/ Bruce McWilliams	By:	/s/ Gidu Shroff
Print Name:	Bruce McWilliams	Print Name:	GIDU SHROFF
Title:	CEO	Title:	V.P.
Date:	Dec 27, 2000	Date:	1/5/01